Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AND REPORT ON SCHEDULE

To the board of directors and stockholders of

Cogent, Inc.

South Pasadena, California

We consent to the use in this Registration Statement relating to 12,650,000 shares of Common Stock on Form S-1 of our report dated March 21, 2005, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Cogent, Inc. listed in Item 16(b). These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

May 16, 2005